(logo) PROVIDIAN
					     Capital Management
					     Real Estate Services

Providian Capital Management
Real Estate Services
400 West Market Street
Louisville, Kentucky  40202

502 560-2000

					       February 26, 1996

Securitized Asset Services Corporation
5325 Spectrum Drive
Frederick, MD  21701
Attn:  Master Servicing

RE:  Annual Statement of Compliance:  Officer's Certificate
     Fiscal Year Ending 12/31/94
     Providian Capital Management Real Estate Services

To whom it may concern,

The undersigned servicing officer certifies the following:

	I am an officer of the above named institution, and I am authorized to issue this Officer's Certificate;

	Providian Capital Management (PCMRES) is in full compliance with the provisions of Article V of the Seller's Warranties and Servicing Agreement dated November 1, 1993 between Lehman Capital Corporation and Capital Holding Corporation (former name of Providian Corporation);

	The officer signing this certificate has reviewed the activities and performance of the Servicer during the preceding year under the Seller's Warranties and Servicing Agreement and, to the best of the officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities and obligations under said agreement throughout such year,

	or,

	There has been a default or failure of the Servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status are documented and attached hereto;

	This officer has confirmed that the Fidelity Bond and Errors and Omissions Insurance Policy are in full force and meet the requirements as outlined in the Seller's Warranties and Servicing Agreement; and

	All filings required by any taxing authority for any Mortgage Loan have been completed and delivered as required by law.


/s/ Wayne R. Nelis
Officer Signature

Wayne R. Nelis, Vice President             2/26/96
Name and Title                             Date